Exhibit (c)(5)

Strictly Private and Confidential Discussion Materials November 30, 2011

Strictly Private and Confidential Performance Snapshot 2012 EBITDA Share Price % Change Since % Change Since 2012 EBITDA At Last Close 1 Week 1 Month August Offer August Offer Today August Offer VQ $8.92 6.6% (14.9%) (0.7%) (19.0%) $217 $268 E&P Peers: Resolute $12.84 0.9% (6.8%) 0.2% (9.3%) $121 $133 Clayton Williams 67.85 3.9 (3.4) 24.6 (16.5) 267 319 Berry 41.86 7.2 13.7 (8.6) (13.2) 681 785 Penn Virginia 4.98 0.2 (25.3) (35.2) 5.0 300 285 Swift 26.15 0.5 (18.8) (7.8) (0.1) 447 448 Approach 29.02 0.6 11.1 71.3 (2.9) 105 108 Warren Resources 2.54 (2.3) (24.6) (20.9) (0.5) 70 71 Average 1.6% (7.7%) 3.4% (5.3%) Median 0.6 (6.8) (7.8) (2.9) Macros: WTI $99.79 1.8% 6.9% 16.9% -- -- -- Henry Hub 3.63 6.4 (7.4) (7.6) -- -- -- S&P 500 1,195.19 0.6 (7.0) 1.6 -- -- -- S&P E&P Index 492.44 1.9 (7.7) 1.7 -- -- -- Source: Factset. Market data as of 11/29/11. (1) Data from August offer as of unaffected date of 8/26/11. (2) VQ EBITDA change represents Wall Street consensus, not management guidance. (1) (1) 1 (2) (2)

Comparable Company Analysis

($mm, unless noted otherwise)	Venoco, Inc.	Berry Petroleum Company	Rosetta Resources	Swift Energy	CWI	Approach Resources	Resolute Energy Corporation	Penn Virginia Corporation	Warren	
Share Price as of 11/29/11	$8.92	$41.86	$50.00	$26.15	$67.85	$29.02	$12.84	$4.98	$2.54	
Equity Value ($mm)	**$550**	**$2,171**	**$2,652**	**$1,111**	**$825**	**$959**	**$784**	**$228**	**$182**	
Plus: Total Debt	682	1,354	250	722	515	0	146	613	72	
Less: Cash and Equivalents	0	0	107	259	36	10	0	4	6	
Plus: Other Adjustments (1)	0	97	29	0	0	7	25	0	0	
Firm Value	**$1,231**	**$3,622**	**$2,824**	**$1,574**	**$1,304**	**$957**	**$954**	**$837**	**$249**	
Trading Statistics										**Median**
Firm Value / Proved Reserves ($/Boe) (2)	$14.47	$13.35	$17.47	$13.40	$25.54	$16.02	$14.76	$5.59	$11.50	$14.08
Firm Value / Production ($/Boe/d)										
Current	$71,318	$98,110	$110,012	$57,132	$87,450	$143,814	$120,477	$38,679	$50,973	$92,780
2011E	70,173	101,339	102,395	55,094	88,112	152,503	103,936	35,271	51,624	94,725
2012E	66,557	90,811	72,515	45,645	82,237	118,160	101,508	33,044	46,707	77,376
Firm Value / After-Tax PV-10	1.4x	1.3x	4.1x	1.2x	1.9x	4.7x	1.6x	1.3x	0.9x	1.5x
Firm Value / EBITDA										
2011E	6.3x	6.5x	9.1x	4.1x	5.2x	12.6x	8.6x	3.9x	5.6x	6.1x
2012E	5.7	5.3	6.0	3.5	4.9	9.1	7.9	2.8	3.5	5.1
Price / Cash Flow										
2011E	4.3x	5.2x	8.9x	3.2x	3.5x	11.0x	8.7x	1.4x	4.4x	4.8x
2012E	3.3	4.1	5.8	2.9	3.8	8.4	7.6	1.0	2.7	4.0

Strictly Private and Confidential

Source: Company filings, Factset. Market data as of 11/29/11.
(1) Other Adjustments include restricted stock and preferred equity value.
(2) Reserve data as of 12/31/10.

2

citi

Strictly Private and Confidential Venoco at Various Prices (Current) ($ in mm, unless otherwise noted) $8.92 $11.50 $11.75 $12.50 Premium / (Discount) to: Metric Current $8.92 0.0% 28.9% 31.7% 40.1% Unaffected 8.98 (0.7) 28.1 30.8 39.2 1 Month Average 8.88 0.5 29.5 32.3 40.8 3 Month Average 9.51 (6.2) 20.9 23.5 31.4 6 Month Average 10.87 (17.9) 5.8 8.1 15.0 Equity Value $550 $708 $724 $770 Plus: Debt 682 682 682 682 Less: Cash (0) (0) (0) (0) Firm Value $1,231 $1,390 $1,406 $1,452 Valuation Multiples Firm Value / Metric 2011E EBITDA $196 6.3x 7.1x 7.2x 7.4x 2012E EBITDA 217 5.7 6.4 6.5 6.7 Price / 2011E CFPS $2.08 4.3x 5.5x 5.7x 6.0x 2012E CFPS 2.67 3.3 4.3 4.4 4.7 Price / 2011E EPS $0.49 18.1x 23.4x 23.9x 25.4x 2012E EPS 0.75 11.8 15.3 15.6 16.6 Source: Company filings, Factset. Market data as of 11/29/11. (1) Based on Wall Street consensus. (1) 3